UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

LUFKIN INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Texas	75-0404410
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

601 South Raguet
Lufkin, Texas	75904
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock (par value $1.00)
(Title of Class)

Explanatory Note

This Amendment to Form 8-A is being filed to update in its entirety the description of the Registrant’s securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, which was originally set forth in the registration statement on Form 8-A of the Registrant dated August 15, 1966.

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Item 1 is hereby deleted and replaced in its entirety by the following:

Description of Capital Stock

The following statements are brief summaries of certain provisions relating to the capital stock of Lufkin Industries, Inc. (“Lufkin” or the “Company”) and are qualified in their entirety by reference to the provisions of the Articles of Incorporation (the “Articles”) and Bylaws (“Bylaws”) of Lufkin, each as amended, which are incorporated by reference as exhibits hereto.

The authorized capital stock of Lufkin consists of 60,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, without par value. As of December 31, 2003, 6,586,917 shares of the Company’s common stock were outstanding, not including 305,464 shares classified as treasury stock. The following description of the capital stock of Lufkin does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of Lufkin’s Articles and Bylaws. The information herein is qualified in its entirety by this reference.

Common Stock

Lufkin is authorized by its Articles to issue 60,000,000 shares of common stock, of which 6,586,917 shares were issued and outstanding as of December 31, 2003. Dividends may be paid on the common stock as and when declared by the board of directors of the Company out of any funds of the Company legally available for payment thereof, subject to the rights of the preferred stock.

The holders of shares of common stock are entitled to one vote for each share held on all matters submitted to a vote of common shareholders. When a quorum is present at any meeting, the vote of the holders of a majority of the shares entitled to vote is required to decide any mater submitted, unless the Articles or the Bylaws expressly provide for a vote of a greater number, in which case the vote of such greater number will govern.

The Company’s Bylaws provide that at each election of directors, each shareholder shall have the right to vote the number of shares owned for as many persons as there are to be elected and for whose election he has the right to vote. Any and all rights of cumulative voting are expressly prohibited. Except as otherwise provided by law and subject to any voting rights conferred on the preferred stock, the holders of shares of common stock shall possess the exclusive voting rights for the election of directors and for all other purposes.

In the event of liquidation of the Company, once complete payment is made to holders of preferred stock, the remaining assets and funds of the Company shall be distributed to the holders of common stock according to their respective shares.

The shares of common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of common stock are duly and validly issued, fully paid and nonassessable.

Preferred Stock

Pursuant to the Articles, Lufkin is authorized to issue 2,000,000 shares of preferred stock, none of which were issued and outstanding as of December 31, 2003. Lufkin’s board of directors, by resolution, may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the board of directors without any further shareholder approval. The preferred stock includes dividend and liquidation rights that would limit or qualify the rights of the holders of the common stock. The board of directors could establish and authorize the issuance of additional preferred stock with conversion or other rights that could adversely affect the rights of holders of the common stock or other series of preferred stock.

Certain Anti-Takeover Provisions

The provisions of the Company’s Articles and Bylaws summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a payment of a premium over the market price for the shares held by shareholders.

Classified Board of Directors. The board of directors of Lufkin is divided into three classes that are elected for staggered three-year terms. Shareholders may only remove a director for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock of the Company entitled to vote in the election of the directors at any special meeting of shareholders called expressly for that purpose.

Preferred Stock. Pursuant to the provisions of its Articles, Lufkin’s board of directors by resolution may establish one or more series of preferred stock having such number of shares, designation, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as have been or may be established could have the effect of impeding or discouraging the acquisition of control of Lufkin.

Supermajority Required for Shareholder Amendment of Bylaws. Lufkin’s Articles provide that the shareholders shall not repeal or change the Bylaws of the Company except by the vote of the holders of not less than 80 percent of the total voting power of all shares of stock of the Company entitled to vote in the election of the directors.

Supermajority Required for Business Combination. Subject to certain exceptions, the affirmative vote of not less than 80 percent of the total voting power of all shares of stock of the Company entitled to vote in the election of the directors, including the affirmative vote of the holders of not less than 50 percent of such stock that is not owned, directly or indirectly, by any Related Person (as defined in Article XI of the Articles, incorporated by reference herein) is required for the approval or authorization of any Business Combination (as defined in Article XI of the Articles, incorporated by reference herein). Amendment of this provision would require a shareholder vote garnering the same percentages.

Action by Written Consent; Special Meetings; Articles Amendments; and Other. The Articles and Bylaws further provide that (i) shareholders may act only at an annual or special meeting of shareholders and may not act by written consent; (ii) special meetings of shareholders can be called by the Chairman of the Board, the Board of Directors, the President, and holders of not less than ten percent of all shares entitled to vote at the meeting; and (iii) an 80% vote of the outstanding voting stock is required to amend the Articles with respect to certain matters, including, without limitation, the matters set forth above regarding shareholder removal of Director and amendment of Bylaws.

Advance Notice for Board Nominees. Lufkin’s Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of directors of Lufkin or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of shareholders of Lufkin.

ITEM 2. EXHIBITS.

The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit Number	Description of Exhibit

3.1	Fourth Restated Articles of Incorporation of the Company (included as Exhibit 3 to the Form 10-K filed by the Company for the year ended December 31, 1990, and incorporated herein by reference).

3.2	Articles of Amendment to the Fourth Restated Articles of Incorporation (included as Exhibit 3.1 to the Form 8-K filed by the Company on December 10, 1999, and incorporated herein by reference).

3.3	Restated Bylaws of the Company (included as Exhibit 3.2 to the Form 8-K filed by the Company on December 10, 1999, and incorporated herein by reference).

4.1	Shareholder Rights Agreement (dated as of May 4, 1987, included as Exhibit 1 to Form 8-A of the registrant dated May 13, 1987, which agreement is incorporated herein by reference).

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Lufkin Industries, Inc.

By:	/s/ D.V. SMITH

D. V. Smith President and Chief Executive Officer

Date: February 12, 2004

Index to Exhibits

Exhibit Number	Description of Exhibit

3.1	Fourth Restated Articles of Incorporation of the Company (included as exhibit 3 to the Form 10-K filed by the Company for the year ended December 31, 1990, and incorporated herein by reference).

3.2	Articles of Amendment to the Fourth Restated Articles of Incorporation (included as exhibit 3.1 to the Form 8-K filed by the Company on December 10, 1999, and incorporated herein by reference).

3.3	Restated Bylaws of the Company (included as Exhibit 3.2 to the Form 8-K filed by the Company on December 10, 1999, and incorporated herein by reference).

4.1	Shareholder Rights Agreement (dated as of May 4, 1987, included as Exhibit 1 to Form 8-A of the registrant dated May 13, 1987, which agreement is incorporated herein by reference).